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                                  EXHIBIT 99.1

GRAPHIC OMITTED]



FOR IMMEDIATE RELEASE                CONTACT: Frederick N. Cooper (215) 938-8312
February 5 2004                                      fcooper@tollbrothersinc.com
                                                 Joseph R. Sicree (215) 938-8045
                                                     jsicree@tollbrothersinc.com


      TOLL BROTHERS' RECORD 1ST QTR 2004 CONTRACTS GROW 54% TO $904 MILLION
      ---------------------------------------------------------------------
              RECORD 1ST QTR-END BACKLOG RISES 56% TO $2.9 BILLION
              ----------------------------------------------------
          RECORD 1ST QTR HOME BLDG REVENUES INCREASE 6% TO $590 MILLION
          -------------------------------------------------------------

Huntingdon Valley, PA, February 5, 2004 -- Toll Brothers, Inc., (NYSE:TOL) (www.tollbrothers.com), the nation's leading builder of luxury homes, today reported record first quarter results for contracts, backlog and home building revenues for the period ended January 31, 2004.

Robert I. Toll, chairman and chief executive officer, stated: "With our first quarter contracts up 54%, the luxury new home market continues to be extremely strong. Consumer confidence is on the rise, the economy is showing signs of recovery and all of our product lines are in great demand. With nine to twelve month lead times at many of our communities, most of our 2004 deliveries are already in our pipeline. Based on our record backlog, we believe fiscal 2004 should be another record year."

"Our traffic and non-binding reservation deposits, which are leading indicators of future contracts and revenues, were up over 40% in the past twelve weeks compared to the same period in fiscal 2003. Clearly, luxury homebuyers have not been deterred by the miserable weather in many of our markets over the past several months. The weather, however, did delay the delivery of homes in our first quarter. Our first quarter delivery total of 1,085 homes was slightly under the low end of the estimated range we had given to the public in early December. Based on the ongoing effects of the weather, coupled with the lengthening time it takes to build a house due to government regulation, we are reducing by 100 homes the range of estimated fiscal 2004 deliveries we provided in our last conference call and 8-K filing. We now expect to deliver between 5,900 and 6,300 homes in FY 2004. That compares to our record fiscal 2003 deliveries of 4,911 homes."

"While these factors will make it more challenging for us to catch up, we are in a unique position. We contract for homes with our buyers, then build and deliver them. Therefore, those homes scheduled for delivery that don't close in a particular quarter will be delivered in the next quarter. These are revenues postponed, not revenues lost."

"With the number of affluent households increasing, we continue to enjoy extremely strong pricing power in most of our markets. We now control over 48,000 home sites in affluent areas, many of which have significant supply constraints. With our lot supply, the diversity of products we offer and the growing number of potential luxury home buyers, we believe we are on a path of sustainable long-term growth and foresee record results in 2004 and 2005."

                                     *more*


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Toll Brothers' preliminary financial highlights for the period ended January 31,
2004 (unaudited):

o First quarter 2004 home building revenues of approximately $590 million (1,085 homes) increased 6% versus 2003's record first quarter home building revenues of $557.9 million (1,036 homes). Revenues from land sales totaled approximately $5.8 million for first quarter 2004 compared to $9.4 million in first quarter 2003.

o First quarter 2004 contracts of approximately $904 million (1,517 homes) grew by 54% versus first quarter 2003's record of $586.2 million (1,066 homes).

o The Company's FY 2004 first quarter-end backlog of approximately $2.95 billion (5,094 homes), the highest for any quarter in its history, increased 56% versus FY 2003's record first quarter-end of $1.89 billion (3,387 homes).

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EST) today, February 5, 2004, to discuss these results and our outlook for fiscal 2004. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select "Conference Calls". Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through February 25 2004.

Toll Brothers, Inc. is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "TOL". The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Massachusetts, Maryland, Michigan, Nevada, New Hampshire, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Texas, and Virginia.

Toll Brothers builds luxury single-family and attached home communities and master-planned luxury multi-product residential golf course communities principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, landscape, cable T.V. and broadband Internet delivery subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.

Toll Brothers is the only publicly traded national home building company to have won all three of the industry's highest honors: America's Best Builder from the National Association of Home Builders, the National Housing Quality Award and Builder of the Year. For more information visit www.tollbrothers.com.

                                     *more*


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        Certain information included herein and in other Company reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, anticipated income from joint ventures and the Toll Brothers Realty Trusts Group, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered price of homes, the ability to secure materials and subcontractors, the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions.


                                     *more*


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#s are preliminary

                                                                UNITS                             $ (MILL)
                                                       1ST Qtr.         1st Qtr.          1st Qtr.         1st Qtr.
CLOSINGS                                                 2004             2003              2004             2003
-------------------------------                       ----------       ----------        ---------        ---------
Northeast
(MA, RI, NH, CT, NY, NJ)                                  183              168             104.6            99.2
Mid-Atlantic (PA, DE, MD, VA)                             405              379             201.4           182.5
Midwest      (OH, IL, MI)                                  72               87              40.9            43.5
Southeast    (FL, NC, TN)                                 121              163              53.7            73.3
Southwest    (AZ, NV, TX)                                 149              130              81.8            67.4
West Coast   (CA)                                         155              109             107.2            92.0
                                                        -----            -----             -----           -----
                      Total                             1,085            1,036             589.6           557.9


CONTRACTS (1)
-------------------------------
Northeast
(MA, RI, NH, CT, NY, NJ)                                  222              141             137.9            88.9
Mid-Atlantic (PA, DE, MD, VA)                             527              435             283.8           219.4
Midwest      (OH, IL, MI)                                 125               94              73.3            49.8
Southeast    (FL, NC, SC, TN)                             174              115              85.4            55.8
Southwest    (AZ, NV, TX, CO)                             233              178             143.5            96.6
West Coast   (CA)                                         236              103             180.5            75.7
                                                        -----            -----             -----           -----
                      Total                             1,517            1,066             904.4           586.2


BACKLOG (1)
-------------------------------
Northeast
(MA, RI, NH, CT, NY, NJ)                                  971              633             552.7           374.4
Mid-Atlantic (PA, DE, MD, VA)                           1,796            1,190             919.5           584.3
Midwest      (OH, IL, MI)                                 357              288             198.8           156.2
Southeast    (FL, NC, SC, TN)                             464              336             250.1           186.9
Southwest    (AZ, NV, TX, CO)                             793              584             458.5           297.8
West Coast   (CA)                                         713              356             570.3           292.2
                                                        -----            -----           -------         -------
                      Total                             5,094            3,387           2,949.9         1,891.8

(1)Contracts for the three-month period ended January 31, 2004 included $1.6 million (5 homes) from an unconsolidated 50% owned joint venture. Contracts for the three-month period ended January 31, 2003 included $3.1 million (10 homes) from this joint venture. Backlog as of January 31, 2004 and 2003 included $4.8 million (15 homes) and $7.8 million (25 homes), respectively, from this joint venture.
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